Exhibit 99.1

Genesis Energy, L.P. Announces the Expiration of Its Tender Offer for Any and All of the

Aggregate Principal Amount of Its 7.875% Senior Notes Due 2018

HOUSTON — (BUSINESS WIRE) — Genesis Energy, L.P. (NYSE: GEL) announced that its previously announced cash tender offer to purchase any and all of the outstanding aggregate principal amount of the 7.875% senior notes due 2018 that we co-issued with our subsidiary, Genesis Energy Finance Corporation (the “Notes”) expired at 5:00 p.m., New York City time, on Wednesday, May 20, 2015 (the “Expiration Time”). As of the Expiration Time, $300,126,000 aggregate principal amount of the outstanding Notes (approximately 86%) were validly tendered, which excludes $100,000 aggregate principal amount of the outstanding Notes that remain subject to guaranteed delivery procedures.

Pursuant to the terms of the tender offer, Notes not tendered in the tender offer will remain outstanding. We intend to deliver a redemption notice for any and all outstanding Notes pursuant to the terms of the indenture governing the Notes, as amended or supplemented, to redeem all remaining outstanding Notes.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include onshore and offshore pipeline transportation, refinery services, marine transportation and supply and logistics. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida, Wyoming and the Gulf of Mexico.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, no assurance can be given that our goals will be achieved, including statements related to the tender offer and redemption. Actual results may vary materially. We undertake no obligation to publicly update or revise any forward-looking statement.

Contact:

Genesis Energy, L.P.

Bob Deere, 713-860-2516

Chief Financial Officer